Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Metro Bancorp, Inc.
Harrisburg, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-87329, No. 333-161114, and No. 333-169683) and Form S-3D (333-178371) and Form S-8 (No. 333-82083, No. 333-82085, No. 333-87313, No. 333-61634, No. 333-61636, No. 333-122490, No. 333-128382, No. 333-155930, No. 333-155931, No. 333-169684, and No. 333-169712) of Metro Bancorp, Inc. of our reports dated March 17, 2014, relating to the 2013 consolidated financial statements, and the effectiveness of Metro Bancorp, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania
March 17, 2014